EXHIBIT 5.2

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

June 19, 2019

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA 92037

Re:	Registration on Form S-1 for Artelo Biosciences, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended the following securities (after the planned one-for-six reverse stock split as described in the Registration Statement, the “Assumed Reverse Split”): (i) 1,388,888 units (each a “Unit”), each consisting of one share of common stock of the Company (each a “Unit Share”) and a warrant to purchase one share of common stock (each a “Public Warrant” and each share of common stock of the Company issuable upon exercise of a Public Warrant, a “Public Warrant Share”); (ii) 208,333 shares of common stock of the Company (each an “Over-Allotment Share”); (iii) 208,333 warrants to purchase one share of common stock of the Company (each an “Over-Allotment Warrant” and each share of common stock issuable upon exercise of an Over-Allotment Warrant, an “Over-Allotment Warrant Share”); (iv) 127,777 warrants to purchase one share of common stock (each an “Underwriter Warrant” and each share of common stock issuable upon exercise of an Underwriter Warrant, an “Underwriter Warrant Share”) to be issued to Maxim Group LLC (the “Underwriter”) pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter (the “Underwriting Agreement”). Herein, the Units, Unit Shares, Public Warrant, Public Warrant Shares, Over-Allotment Shares, Over-Allotment Warrants, Over-Allotment Warrant Shares, Underwriter Warrant and Underwriter Warrant Shares are collectively referred to as the “Securities” and the Public Warrants, Over-Allotment Warrants and Underwriter Warrants are collectively referred to as the “Warrants”.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

June 19, 2019

2. The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. Resolutions of the Board of Directors of the Company and the Pricing Committee thereof, relating to the registration and issuance of the Securities and the Warrants, and the Assumed Reverse Split, as certified by an officer of the Company as of the date hereof;

4. The form of the Underwriting Agreement;

5. The form of the Warrants; and

6. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete, and (iii) the Assumed Reverse Split has been effectuated by all necessary filings with the Secretary of State of the State of Nevada. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Public Warrant Shares, the Over-Allotment Warrant Shares and the Underwriter Warrant Shares (collectively, the “Warrant Shares”), the Unit Shares and the Over-Allotment Shares.

1. Issuance of the Units has been duly authorized by the Company and, when issued and paid for in accordance with the June 19, 2019 resolutions of the Pricing Committee of the Board of Directors of the Company, the Units will be validly issued, fully paid and nonassessable.

2. Issuance of the Unit Shares and the Over-Allotment Shares has been duly authorized by the Company and, when issued and paid for in accordance with the June 19, 2019 resolutions of the Pricing Committee of the Board of Directors of the Company, the Unit Shares and the Over-Allotment Shares will be validly issued, fully paid and nonassessable.

June 19, 2019

3. Issuance of the Warrants has been duly authorized by the Company and, when issued and paid for in accordance with the June 19, 2019 resolutions of the Pricing Committee of the Board of Directors of the Company, the Warrants will be validly issued.

4. Issuance of the Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Public Warrant, the Over-Allotment Warrant or the Underwriter Warrant, as applicable, the Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock of the Company.

Very truly yours,

/s/ FENNEMORE CRAIG, P.C.
FENNEMORE CRAIG, P.C.

CDOL